Summary Translation	Exhibit 4.35

Maximum Pledge Contract

Contract No.:2012JIYINZUIQUANZHIZIDI12140160

Pledgor :Ganglian Finance Leasing Co., Ltd.

Pledgee : CITIC Shijiazhuang Branch

Signing Date : March 6, 2012

Pledge Definition :   To ensure multiple loans Party B (Pledgee) has lent to Hebei Xuhua Trade Co., Ltd., Party A (Pledgor) is willing to provide the Maximum Pledge Guarantee hereunder for Party B.

Maximum Amount: RMB260, 000,000

Pledge Term : From March 6, 2012 to August 29, 2013

Collateral: The assets Party A pledges to Party B as Collateral are listed in Maximum Pledge Contract (No. 2012JIYINZUIZIDI12140160-01). The appraised value of the Collateral is RMB 608,495,273.43.